Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Frontier Communications Corporation:

We consent to the inclusion in the Registration Statement on Form S-3 (No. 333-158391), of Frontier Communications Corporation and subsidiaries of our report dated February 26, 2009, except for Note 1 (b) which is as of July 24, 2009 with respect to the consolidated balance sheets of Frontier Communications Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, and to the reference to our firm under the heading “Experts,” all of which appear in the Preliminary Prospectus Supplement of Frontier Communications Corporation filed on September 17, 2009 pursuant to Rule 424b.

Our audit report on the consolidated financial statements refers to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” as of January 1, 2007, Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” as of January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006. Our audit report on the consolidated financial statements also refers to the Company’s retrospective adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” and FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”

/s/    KPMG LLP

Stamford, Connecticut

September 17, 2009